Exhibit 24(b)(3)(f) Form of Master Selling Agreement

MASTER SELLING AGREEMENT

Voya Insurance and Annuity Company, Des Moines, IA

Agreement dated as of the _____________ day of _________________________, 20 __________,   by and among:

Voya Insurance and Annuity Company (“VIAC“ or the “Company”);

Directed Services LLC (“Distributor“);
(“Broker-Dealer”); and

(“General Agent”)
(if necessary, list additional General Agencies on the signature page).

RECITALS:

WHEREAS, VIAC, identified above as a Party, issued various annuity insurance contracts, including both registered variable and fixed annuity contracts and non-registered fixed annuity contracts (collectively the “Contracts”), and offered for sale such Contracts in accordance with the applicable laws of those states in which the Contracts have been qualified for sale and the federal securities laws, where applicable; and

WHEREAS, VIAC, identified above as a Party, has authorized Distributor (which is registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1934 (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”), as principal underwriter and distributor of the registered Contracts, to enter into selling agreements with distributors for the distribution and/or servicing of its registered Contracts, subject to its consent; and

WHEREAS, registered representatives associated with the Broker-Dealer and affiliated with General Agent (the “Representatives”) have distributed and/or service the Contracts in accordance with applicable federal securities laws of those states in which the Broker-Dealer does business; and

WHEREAS, Distributor and Broker-Dealer hereto desire that Broker-Dealer and its registered representatives who are duly licensed and qualified under applicable securities rules and regulations be authorized to offer, the Contracts subject to the terms and conditions contained in this Agreement; and

WHEREAS, the Broker-Dealer proposes to undertake certain supervisory and administrative obligations discussed below in connection with the distribution of the Contracts; and

WHEREAS, the Relationship of the Parties are as follows:

(a)
VIAC is the issuer of the Contracts that are set forth on Schedule A , attached to this Agreement. VIAC shall have control over the offering of its Contracts, including the availability and rules regarding the offering.

(b)
Distributor is the authorized  principal  underwriter  and  distributor  of the  registered  annuity  Contracts  and pursuant to appropriate authorization may make other Products available as set forth on Schedule A.

(c)	Under the insurance laws, VIAC authorizes the General Agent to distribute and/or service their respective Contracts set forth in Schedule A.

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(d)
The Broker-Dealer represents it is a registered broker-dealer under the 1934 Act and a member in good standing of FINRA. The Broker-Dealer agrees to supervise its  Representatives  in  connection  with  the  distribution, solicitation and  sale  of the Contracts and to perform other services as described below; and

WHEREAS, the Contracts may have been sold by Broker-Dealer and/or its representatives to individuals on a non-qualified basis, to employer-sponsored plans, and individual participant accounts thereunder, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to individual retirement accounts (“IRAs”) described in section 408 of the Internal Revenue Code (“IRC”), including individual retirement annuities within the meaning of Section 408(b) of the Code (collectively, the “Covered Accounts”).

NOW, THEREFORE, in consideration of the promises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

(1)	Acquisition by Venerable Holdings, Inc.

As a result of a transaction that closed on June 1, 2018 VIAC and DSL are no longer affiliated with Voya Financial, Inc. (“Voya”) and are wholly-owned subsidiaries of Venerable Holdings, Inc. (“Venerable”).  On and after June 1, 2018, VIAC will not issue any new Contracts.  Consequently and notwithstanding any other provision of this Agreement, all Representatives associated with the Broker-Dealer and affiliated with General Agent are solely authorized to service inforce Contracts. Such Representatives are specifically prohibited from soliciting any new applications on behalf of VIAC. VIAC will permit such Representatives access to client account information on contracts for which they were the soliciting agent, or for which a written change of agent request has been received requesting the Representative be listed as the agent of record. Such access shall cease upon the occurrence of any of the following: (a) the Representative is no longer a representative of Broker-Dealer; (b) the Representative loses his/her insurance or securities license; (c) upon request of the Broker-Dealer; or (d) upon request of the owner of any contract. VIAC reserves the right to remove Representative from any or all Contracts in its sole discretion. In the event a Representative is removed, Broker-Dealer agrees to name a new Representative within a reasonable period of time.

The Broker-Dealer agrees that it shall supervise the actions of the Representative(s) and will not permit the solicitation of new applications for VIAC products by the Representative(s). The Broker-Dealer agrees that the indemnification provision of this Agreement shall be in effect with regard to the actions taken by the Representative(s), and that the Broker-Dealer is fully responsible for the actions taken by the Representative(s). DSL and VIAC will provide the Representative(s) with materials regarding the servicing of Contracts under the limitations provided herein. No compensation, other than that provided under Schedule A, as may be amended from time to time at VIAC’s sole discretion, shall be required to be paid pursuant to this Agreement.

(2)	Effect of Registered and Non-Registered Annuities being included in Agreement.

A combined agreement is being executed for administrative, convenience and ease of understanding purposes in lieu of executing separate agreements. The intent of the agreement is to establish that the appropriate Party will comply with all applicable State, Federal and Company rules and regulations regarding the sale of the respective registered and non-registered annuity Contracts. Under no circumstances shall this Agreement, or any provision herein, be construed or inferred to subject non-registered annuity Contracts, or the Parties thereto, to any Federal or State securities regulation not otherwise applicable to the said Contracts or Parties.

(3)	Additional Definitions.

(a)
Registration Statement - With respect to each class of Contracts, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

(b)
Prospectus - With respect to each class of Contracts, the prospectus for such class of Contracts included within the Registration Statement for such class of Contracts; provided, however, that, if the most recently filed prospectus filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the prospectus on file at the time the Registration Statement became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 from and after the date on which it shall have been filed.

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(c)	1933 Act - The Securities Act of 1933, as amended.

(d)	1934 Act - The Securities Exchange Act of 1934, as amended.

(e)	1940 Act - The Investment Company Act of 1940, as amended.

(f)	Agent - An individual associated with General Agent and Broker-Dealer who is appointed by VIAC as an agent for the purpose of soliciting applications.

(g)	Premium - A payment made under a Contract to purchase benefits under such Contract.

(h)	Service Center - The service center located at 699 Walnut Street STE. 1350, Des Moines, IA 50309-3942 or such other office(s) as may be designated by VIAC.

(i)	SEC - The Securities and Exchange Commission.

(j)	FINRA - The Financial Industry Regulatory Authority, and its subsidiaries, if any.

(k)	Variable Insurance Contracts - Includes both variable annuity contracts and variable life insurance policies.

(l)
Customer Information - An applicant’s application for a Contract or service and all nonpublic personal information about a customer that a party receives from another party. “Customer Information” includes, by way of example and not limitation, name, address, telephone number, social security number, health information and personal financial information (which may include the customer account number).

(m)
Customer Identification Program (“CIP”) Rule – The final rule adopted by the Department of the Treasury and the SEC as Section 326 of the Patriot Act, obligating broker-dealers to implement CIP’s that satisfy specified requirements, and any other related rules, regulations and orders, as may be amended from time to time.

(n)	Privacy Law – Collectively, the Gramm-Leach-Bliley Act, and all relevant state and federal regulations, including state privacy laws, as amended.

(o)	Patriot Act – Collectively, the USA Patriot Act of 2001, 31 U.S.C. §5318(h), and the regulations adopted with respect thereto, as amended.

(p)	Non-registered annuity contracts – The annuity Contracts issued by VIAC that are not registered under any federal securities law, including, but not limited to, the Securities Act of 1933.

(q)
Registered annuity contracts – The annuity contracts, both variable and fixed, issued by VIAC and distributed through the Distributor that are registered under the Securities Act of 1933. The registered variable annuity contracts will be funded through variable accounts.

(r)
Contract – The annuity contracts, both variable and fixed, issued by VIAC and distributed through the Distributor, that are registered under the Securities Act of 1933, the non-registered annuity contracts issued by VIAC and the Products distributed by the Distributor.

(4)	Authorization of Broker-Dealer and General Agent.

(a)
Pursuant to the authority granted to it, Distributor hereby authorizes Broker-Dealer under the securities laws, and VIAC hereby authorizes General Agent under the insurance laws, each in a non-exclusive capacity, to sell and/or service such Contracts. Broker-Dealer and General Agent accept such authorization and shall use their best efforts to find purchasers, if applicable, for the Contracts in each case acceptable to VIAC. Distributor and VIAC acknowledge that Broker-Dealer and General Agent are each an independent contractor in the performance of their respective duties and obligations under this Agreement. Accordingly, Broker-Dealer and General Agent are not obligated or expected to give their respective full time and energies to the performance of their obligations hereunder, nor are Broker-Dealer and General Agent obligated or expected to represent Distributor or VIAC exclusively. Nothing herein contained shall constitute Broker-Dealer, General Agent, the Agents or any agents or representatives of Broker-Dealer or General Agent as employees of Distributor or of VIAC in connection with the solicitation of applications and Premiums for the Contracts.

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(b)
Broker-Dealer and General Agent acknowledge that no territory is exclusively assigned hereunder, and that VIAC and Distributor may in their sole discretion establish or appoint one or more agencies in any jurisdiction in which General Agent transacts business.

(c)
General Agent is vested under this Agreement with power and authority to select and recommend individuals associated with General Agent, provided the same are registered representatives on the Broker-Dealer, for appointment as Agents of VIAC identified as a Party to this Agreement, and only individuals so recommended by General Agent shall become Agents, provided that the conditions of Section 5 are satisfied, and provided further that VIAC reserves the right to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause. Initial and renewal state appointment fees for General Agent and appointees of General Agent as Agents of VIAC will be paid by VIAC in accordance with its then-applicable requirements.

(d)
Neither Broker-Dealer nor General Agent shall expend or contract for the expenditure of the funds of Distributor or of VIAC, except as they may otherwise agree. Broker-Dealer and General Agent each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Distributor and VIAC shall have agreed in advance in writing to share the cost of any such expenses. Neither Broker-Dealer nor General Agent shall possess or exercise any authority on behalf of VIAC or Distributor other than that expressly conferred on Broker-Dealer or General Agent by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor General Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of VIAC: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premiums; or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to VIAC).

(e)
Broker-Dealer and General Agent acknowledge that VIAC has the  right  in  its  sole  discretion  to reject any applications or Premiums received by it and to return or refund to an applicant such applicant’s Premium.

(5)	Licensing and Registration of Broker-Dealer, General Agent and Agents

(a)
Broker-Dealer represents and warrants that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of FINRA. Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, as required, and be a member in good standing of FINRA.

(b)
General Agent represents and warrants that it is a licensed life General Agent where required to solicit applications. General Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which General Agent intends to perform its functions and fulfill its obligations hereunder.

(c)
In the case of registered Contracts, Broker-Dealer and General Agent shall ensure that no individual shall offer or sell the Contracts on their behalf in any state or other jurisdiction in which the Contracts may lawfully be sold unless (i) such individual is an associated person of Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act) and duly registered with FINRA and any applicable state securities regulatory authority as  a  registered  person  of Broker- Dealer qualified to sell the Contracts in such state or jurisdiction, (ii) duly licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction, and (iii) duly appointed by VIAC with respect to such Contracts and such state or jurisdiction. In the case of all Contracts, the General Agent shall limit the solicitation and application of the Contracts to jurisdictions where Agents are licensed and appointed and where the Contracts have been approved for sale. Broker-Dealer shall be solely responsible for background investigations of the Agents to determine their qualifications, good character and moral fitness to sell the Contracts. All matters concerning the licensing of any individuals recommended for appointment by General Agent under any applicable state insurance law shall be a matter directly between General Agent and such individual, and General Agent shall furnish VIAC with proof of proper licensing of such individual or other proof, reasonably acceptable to VIAC, of satisfaction by such individual of licensing requirements prior to VIAC appointing any such individual as an Agent of VIAC. Broker-Dealer and General Agent shall notify VIAC and Distributor immediately upon termination (for whatever reason) of an agent’s association with Broker-Dealer and General Agent.

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(d)
Without limiting the foregoing, Broker-Dealer and General Agent represent that they are in compliance with the terms and conditions of letters issued by the Staff of the SEC with respect to the non-registration of an insurance agency associated with a registered broker-dealer, including but not limited to Howard and Howard sub nom. First of America Brokerage Service, Inc (pub. avail. Sept. 28, 1995). Broker-Dealer and General Agent shall notify VIAC immediately in writing if Broker-Dealer and/or General Agent fail to comply with any such terms and conditions.

(6)	Fiduciary Status of Broker-Dealer.

To the extent that Broker-Dealer and/or its representatives act as an “investment advice fiduciary,” with respect to any Covered Account that acquires or holds a Contract, Broker-Dealer and its representatives shall comply with applicable fiduciary standards. If, in acting as an investment advice fiduciary, they may be engaged in a prohibited transaction(s) described in section 406(a) or (b) of ERISA or section 4975(c) of the IRC, with respect to any Covered Account that acquires or holds a Contract, Broker-Dealer and such representatives shall comply with all applicable conditions that cover the transaction.

(7)	Supervision of Broker-Dealer

The Parties acknowledge and agree that VIAC has no supervisory authority over, or any supervisory responsibility for, Broker-Dealer or its representatives, relating to their provision of investment advice, with respect to any account that acquires or holds a Contract, or compliance with applicable state or Federal rules.

(8)	Independent Fiduciary Status of Broker-Dealer
(a)	Broker-Dealer represents and warrants that:
(i)	Broker-Dealer is and, for so long as this Agreement remains in effect, shall remain:
•
A bank as defined in Section 202 of  the Investment Advisers Act of 1940 (“Advisers Act”)or a similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency;

•	An insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan;
•	An investment adviser registered under the Advisers Act or the laws of the state in which it maintains its principal office and place of business;
•	A broker-dealer registered under the Securities Exchange Act of 1934;and/or
•	An independent fiduciary that holds, or has under management or control, total assets of at least $50 million; and

(ii)
with respect to any investment advice relating to any Contract (including the provision of asset allocation models or other financial analysis) provided by VIAC,  or  any  of  their  employees  or  third- party representatives or any other business entities or natural persons associated with them (collectively, their “Representatives”), to Broker-Dealer while this Agreement remains in effect:

•	Broker-Dealer is independent of VIAC and their Representatives and therefore is an independent fiduciary;
•	Broker-Dealer is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; and
•
To the extent that the Broker-Dealer is a fiduciary under ERISA or the Code, or both, Broker-Dealer is responsible for exercising independent judgment in evaluating, any transactions involving a Contract.

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(b)
Broker-Dealer acknowledges that VIAC and their Representatives have a financial interest in the Contracts and transactions therein and are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with a transaction in a Contract for which Broker-Dealer is the firm-of-record.

(c)
The Parties acknowledge that VIAC and their Representatives do not receive a fee or other compensation directly from a plan, plan fiduciary, plan participant or beneficiary, IRA or IRA owner (as such terms are defined in 29 CFR section 2510.3-21) for the provision of investment advice in connection with a transaction in a Contract for which Broker-Dealer is the firm-of-record.

(9)	Broker-Dealer and General Agent Compliance.

(a)
Broker-Dealer shall be responsible for securities training, supervision and control of the Agents in connection with their activities with respect to the Contracts and shall supervise Agents’ conduct, sales practices and compliance with applicable federal and state securities law and FINRA requirements in connection with the business covered under this Agreement.

(b)
Broker-Dealer and General Agent hereby represent and warrant that they are duly in compliance with all applicable federal and state securities laws and regulations, and all applicable insurance laws and regulations. Broker-Dealer and General Agent each shall carry out their respective obligations under this Agreement in continued compliance with such laws and regulations. Further, Broker-Dealer and General Agent shall comply, and shall ensure that Agents comply with VIAC and Distributor rules and procedures and the rules set forth below, and Broker-Dealer and General Agent shall be solely responsible for such compliance.

(c)
Broker-Dealer, General Agent and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts have not been approved for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and General Agent may rely on written notification, as revised from time to time, that they receive from VIAC pursuant to this Agreement.

(d)
Broker-Dealer, General Agent and Agents shall not solicit applications for the Contracts without delivering the Prospectus for the Contracts, and, where required by applicable federal law, the then-currently effective statement of additional information for the Contracts, and the then-currently effective prospectus(es) for the Fund(s), including any amendments to such prospectuses. Broker-Dealer, General Agent, and Agents shall deliver to customers investing in Contracts the then-current prospectuses for the Funds listed on an application as well as any other required point of sale materials, which may include IRA disclosure statement, custodial account agreement and disclosure supplement.

(e)
Broker-Dealer, General Agent and Agents shall not recommend the purchase of a Contract to an applicant unless each has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance regulatory authority, the SEC and FINRA. While not limited to the following, a determination of suitability shall be based on information supplied by the applicant after a reasonable inquiry concerning the applicant’s insurance and investment objectives and financial situation and needs and shall entail a review by Broker-Dealer of all applications for suitability and completeness and correctness as to form as well as review and endorsement on an internal record of Broker-Dealer. Broker-Dealer / General Agent shall retain evidence of each suitability determination and shall supply the same to VIAC / Distributor upon reasonable request.

With respect to non-registered fixed Contracts, Broker-Dealer / General Agent shall have a system of supervision to satisfy the above suitability requirements and shall so certify on an annual basis upon request of VIAC.

(f)
Broker-Dealer, General Agent and Agents shall not encourage a prospective purchaser to replace, exchange or surrender an insurance policy or annuity contract in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another insurance policy or annuity contract except in accordance with applicable FINRA Rules and guidelines and any other applicable laws, regulations and regulatory guidelines and VIAC and Distributor rules.

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(g)
Broker-Dealer, General Agent and all Agents shall accept initial Premiums in the form of a bank check, money order or treasury check only if made payable to “Voya Insurance and Annuity Company” and signed by the applicant for the Contract. Broker-Dealer, General Agent and Agent shall not accept as Premiums cash or traveler’s checks or third-party checks other than those from other financial institutions made payable to VIAC or proposed owner and endorsed to VIAC pursuant to a tax free exchange under Section 1035 of the Internal Revenue Code of 1986, as amended (the “Code”) or qualified rollovers or transfers under the Code.

(h)
Broker-Dealer, General Agent and Agents shall not offer, sell, or solicit applications for Contracts or Premiums thereunder which will be subject to or in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service.

(i)
Broker-Dealer and General Agent shall ensure that all checks and money orders and applications for the Contracts received by either of them or an Agent shall be remitted promptly and in any event not later than required by applicable regulations, to the Service Center. In the event that any other Premiums are sent to an Agent, General Agent or Broker-Dealer, rather than to the Service Center, General Agent and Broker-Dealer shall promptly remit such Premiums to the Service Center. General Agent and Broker-Dealer acknowledge that if any Premium is held at any time by either of them, such Premium shall be held on behalf of VIAC, and General Agent or Broker-Dealer shall segregate such Premium from their own funds and promptly remit such Premium to VIAC. All such Premiums, whether by check, money order or wire, shall at all times be the property of VIAC.

(j)
Upon issuance of a Contract by VIAC and in the event that the Contract is delivered to Broker-Dealer / General Agent, Broker-Dealer / General Agent shall promptly deliver such Contract to its purchaser. For purposes of this provision, “promptly” shall be deemed to mean not later than five calendar days. Broker-Dealer and General Agent shall return promptly to VIAC all receipts for delivered Contracts, all undelivered Contracts and all receipts for cancellation. VIAC will assume that a Contract will be delivered by General Agent to the purchaser of such Contract within five calendar days for purposes of determining when to transfer any Premiums initially allocated to the Money Market Account available under such Contract to the particular investment options specified by such purchaser, if applicable. As a result, if a purchaser exercises the free look provisions under a Contract, Broker-Dealer shall indemnify VIAC for any market loss incurred by VIAC that results from General Agent’s failure to deliver such Contract to its purchaser within the contemplated five calendar day period.

(k)
Broker-Dealer, General Agent, and the Agents in connection with the offer or sale of the Contracts, shall not give any information or make any representations or statements, written or oral, concerning the Contracts, a Fund or Fund Shares, other than or inconsistent with information or representations contained in the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefore, or in promotional, sales or advertising material or other information supplied and approved in writing by Distributor and VIAC.

(l)	Broker Dealer and General Agent are prohibited from taking any action:
•	that could be perceived as a bribe;
•
influences, is  intended to influence or reasonably gives the appearance of influencing any act or decision by anyone, including inducing anyone to do or omit to do something which is dishonest, illegal, misleading or a breach of trust or to improperly perform their function;

•	is done while the recipient conceals, or can be expected to conceal, from his or her employer, a request, promise, offer or gift;
•	makes the recipient appear to be under an obligation to VIAC or places a VIAC Employee, Registered Representative or Appointed Insurance Agent or Third Party under an obligation; or
•
is done to secure, maintain, or obtain business or an advantage in business by improperly inducing a person to perform a function in VIAC Employee’s, Registered Representative or Appointed Insurance Agent’s favor.

(m)
Broker-Dealer and General Agent understand, acknowledge, and represent that Contracts and Premiums thereunder shall not be solicited, offered, or sold in connection with any so-called “market timing” or “asset allocation” program, plan, arrangement or service. Should Distributor or VIAC determine at its sole discretion that Broker-Dealer or General Agent is soliciting, offering, or selling, or has solicited, offered, or sold, Contracts or Premiums subject to any so-called “market timing” or “asset allocation” program, plan, arrangement or service, Distributor or VIAC may take such action which is necessary, at its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Section 13 of the Agreement and any other liability that Broker-Dealer and General Agent might have, Broker-Dealer and General Agent shall each be liable to Distributor and VIAC and each Fund affected by any so-called “market timing” or “asset allocation” program, plan, arrangement or service, for any damages or losses, actual or consequential, including any redemption fees assessed, sustained by Distributor or VIAC or any Fund, as a result of any so-called “market timing” or “asset allocation” program, plan, arrangement or service which causes such losses or damages following solicitation, offer, or sale of a Contract or Premium subject to “market timing” or “asset allocation” or similar service by Broker-Dealer or General Agent.

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(n)
The General Agent represents that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by the Distributor to reflect adequately the Contracts processed through the General Agent. The General Agent shall make such books and records available to VIAC and/or Distributor at any time upon reasonable request by VIAC or Distributor. The Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of the Agents as are required by the SEC, FINRA and other agencies having jurisdiction and that may reasonably be required by the Distributor to reflect adequately the Contracts processed through the General Agent. Broker-Dealer shall make such books and records available to the Distributor and/or VIAC at any time upon written request by the Distributor or VIAC.

(o)
Broker-Dealer and General Agent shall promptly furnish to VIAC or its authorized agent any reports and information that VIAC may reasonably request for the purpose of meeting VIAC’s reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations.

(p)
Broker-Dealer shall secure and maintain a fidelity bond (including coverage for larceny and embezzlement) issued by a reputable bonding company, covering all of its directors, officers, agents and employees who have access to funds of VIAC or Distributor. This bond shall be maintained at Broker-Dealer’s expense in at least the amount prescribed under Section 3020 of FINRA Rules. VIAC retains the right to require Broker-Dealer to secure and maintain errors and omissions insurance acceptable to VIAC and covering Broker-Dealer and Representatives. Broker-Dealer hereby assigns any proceeds received from a fidelity bonding company, errors and omissions or other liability coverage, to VIAC or Distributor as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Broker Dealer shall promptly pay such amounts on demand. Broker-Dealer hereby indemnifies and holds harmless VIAC and Distributor from any such deficiency and from the costs of collection thereof, including reasonable attorneys’ fees.

(10)	Sales Materials.

(a)
During the term of this Agreement, Distributor and VIAC  will  provide  Broker-Dealer  and  General Agent, without charge, with as many copies of Prospectuses (and any supplements thereto), current Fund prospectus(es) (and any supplements thereto), and applications for Contracts to be issued by VIAC, as Broker-Dealer or General Agent may reasonably request. Upon termination of this Agreement, Broker-Dealer and General Agent will promptly return to Distributor any Prospectuses, applications, Fund prospectuses, and other materials and supplies furnished by Distributor or VIAC to Broker-Dealer or General Agent or to the Agents.

(b)
During the term of this Agreement, Distributor will be responsible for providing and approving all promotional, sales and advertising material to be used by Broker-Dealer and General Agent in the course of their solicitation activities hereunder. Distributor will file such materials or will cause  such  materials  to  be  filed  with  the  SEC,  FINRA,  and/ or  with  any state securities regulatory authorities, as appropriate. Broker-Dealer and General Agent shall not use or implement, nor shall they allow any Agent to use or implement, any promotional, sales or advertising material relating to the Contracts or otherwise advertise the Contracts without the prior written approval of Distributor and VIAC.

(11)	Company Regulations.

Distributor and VIAC may, from time to time, provide rules and regulations generally with respect to the conduct of the business of the Distributor or VIAC relating to the sales of the Contracts. These rules are not intended to interfere with the freedom of action of the Broker-Dealer / General Agent or its Agents. The Broker-Dealer / General Agent and its Agents shall at all times comply with such rules and regulations of VIAC and shall conduct its operations in such a manner as not to affect adversely the business, goodwill or reputation of VIAC or Distributor.

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(12)	Commissions and Expenses.

(a)	During the term of this Agreement, VIAC or Distributor, as applicable, shall pay:

(i)
Broker / Dealer or General Agent, as applicable, on behalf of VIAC or Distributor, compensation for the sale of the Contracts based on the provisions set forth in Schedule A, as may be amended from time to time.

(ii)	General Agent compensation for non-registered annuity contracts based on the provisions set forth in Schedule A, as may be amended from time to time.

Any amendment to Schedule A will be applicable to any Contract for which an application or additional premium (both referred to as “premiums”) is received by the Service Center on or after the effective date of such amendment or which is in effect after the effective date of such amendment. Compensation with respect to any registered Contract shall be paid to Broker-Dealer or General Agent only for so long as Broker-Dealer is the Broker-of-Record for such Contract. Compensation for the sale of variable insurance contracts shall be paid in accordance with FINRA rules.

(b)
Broker-Dealer and General Agent recognize that all compensation payable to Broker-Dealer or General Agent hereunder will be disbursed by or on behalf of VIAC or Distributor after Premiums are received and accepted by VIAC or Distributor and that no compensation of any kind other than that described in this Agreement is payable to Broker-Dealer or General Agent for the performance of its obligations hereunder.

(c)
Refund of Compensation. No compensation shall be payable, and Broker-Dealer agrees to reimburse Distributor for any compensation paid to Broker-Dealer or its Representatives under each of the following conditions: (i) if VIAC, in its sole discretion, determines not to issue the Contract applied for; (ii) if VIAC refunds the Premiums paid by applicant, recognizing that VIAC has sole discretion to refund Premiums; and (iii) if VIAC determines that any person signing an application who is required to be licensed or any other person or entity receiving compensation for soliciting purchase of the Contracts is not duly licensed to sell the Contracts in the jurisdiction of such sale or attempted sale. In addition to this provision, Commissions shall be charged back in accordance with the provisions set forth in Schedule A, which are subject to change from time to time.

(d)
Compensation of Broker-Dealer and Agents. While this Agreement is in force, the compensation payable for the supervision and services Broker-Dealer provides pursuant to this Agreement shall be as set forth in Schedule A attached hereto. Broker-Dealer acknowledges that  in  the  event  an  Agent  ceases  to  be  an  associated person  of  Broker-Dealer or ceases to be validly licensed or registered or the Agent’s appointment with VIAC has been terminated for cause, VIAC withholds the right to cease any further Broker-Dealer compensation due on any Contract or on premiums or purchase payments thereafter received by VIAC from such former Agent’s customers. Provided however, (i) if within 180 days after such Agent ceases to be an Agent of Broker-Dealer and/ or ceases to be appointed with VIAC, Broker-Dealer designates another Agent of Broker-Dealer, who is assigned by Broker-Dealer to service the former Agent’s business, any compensation arising from such business but not paid shall be payable to Broker- Dealer, and the commission portion thereof shall be passed on to the currently assigned Agent who is servicing the former Agent’s customers. If an assigned Agent’s replacement is not designated within such 180 day period, Broker-Dealer may not thereafter designate a replacement Agent for such Contracts and shall not be entitled to such compensation; or (ii) if the former Agent becomes registered and licensed with another selling broker-dealer and is appointed by VIAC for the sale of Contracts, and a Contract owner files a written request (change of dealer authorization) with Distributor that such owner’s Contracts be serviced through the Agent’s new selling broker-dealer, the former Broker-Dealer shall not be entitled to any compensation based on such Contracts after the date of such transfer. Broker-Dealer agrees that no compensation of any kind other than described in this Section 6 of this Agreement is payable by VIAC or Distributor to Broker-Dealer.

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The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a party to this Agreement.

(e)
In those states where General Agent cannot lawfully receive commissions and/or in states with regulations regarding payment of commissions to an agency where an individual agent must also be licensed and appointed, General Agent shall be responsible for:

(i)	identifying a properly licensed Designated Agent Appointee;

(ii)	implementing an agreement with the Designated Agent Appointee providing that payments by VIAC to Designated Agent Appointee shall:

•	be subject to all chargeback provisions applicable to payments to General Agent and shall be treated as if made to General Agent for purposes of applying chargeback provisions; and

•	relieve VIAC of any obligation to pay any compensation to General Agent with respect to the Contract sales covered by such payments.

(f)
Broker-Dealer and General Agent represent that no commissions or other compensation will be paid for services rendered in soliciting the purchase of the contracts by any person or entity not duly registered or licensed by the required authorities and appointed by VIAC to sell the Contract in the state in which such solicitation occurred; provided however, that this provision shall not prohibit the payment of compensation to the surviving spouse or other beneficiary of a person entitled to receive such compensation pursuant to a bona fide contract calling for such payment.

(13)	Indebtedness and Right of Setoff.

Nothing contained herein shall be construed as giving Broker-Dealer or Agent the right to incur any indebtedness on behalf of VIAC or Distributor. Broker-Dealer hereby authorizes VIAC and Distributor to set off liabilities of Broker- Dealer to VIAC and Distributor, and/or affiliated companies, against any and all amounts otherwise payable to Broker-Dealer or General Agent.

(14)	Interests in Agreement.

Agents shall have no interest in this Agreement or right to any commissions to be paid to General Agent and/or BrokerDealer hereunder. Broker-Dealer / General Agent shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Broker-Dealer and General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents. General Agent shall have no right to withhold or deduct any commission from any Premiums in respect of the Contracts which it may collect, subject to Schedule A to this Agreement. General Agent shall have no interest in any compensation paid by VIAC to Distributor, now or hereafter, in connection with the sale of any Contracts hereunder.

(15)	Term and Exclusivity of Agreement.

This Agreement shall continue for an indefinite term, subject to the termination by any party by ten-days’ advance written notice to the other party, except that in the event Distributor or Broker-Dealer ceases to be a registered brokerdealer or a member of FINRA, this Agreement shall immediately terminate. Upon its termination, all authorizations, rights and obligations shall cease, except the agreements in Sections 13 through 28 , and the payment of any accrued but unpaid compensation to Broker-Dealer and General Agent.

(16)	Complaints and Investigations.

(a)
Distributor, VIAC, Broker-Dealer and General Agent each shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. Parties shall be entitled to receive reasonable expense reimbursement for such cooperation. Broker- Dealer and General Agent will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Distributor or VIAC with respect to Broker-Dealer, General Agent or any Agent; and Broker-Dealer and General Agent will promptly notify Distributor and VIAC of any written customer complaint or notice of any  regulatory  investigation  or  proceeding  or  judicial  proceeding received by Broker-Dealer or General Agent with respect to themselves or any Agent in connection with this Agreement or any Contract.

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(b)
In the case of  a  substantive  customer  complaint,  the  parties  shall  cooperate  in  investigating  and  responding to such complaint and any response by Broker-Dealer or General Agent to such complaint will be sent to Distributor for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

(17)	Patriot Act – Anti-Money Laundering and Customer Identification Program.

VIAC, Distributor and Broker-Dealer are financial institutions that are subject to a rule, implementing Section 352 of the Patriot Act, 31 U.S.C. §5318(h), requiring them to adopt anti-money laundering programs (“collectively AML Programs”). Under Section 326 of the Patriot Act, the Department of the Treasury and the Securities and Exchange Commission have issued a final rule  obligating  broker-dealers  to  include  customer  identification  programs  satisfying  specified requirements in those AML Programs. The Parties set forth above wish to avoid imposing conflicting and/or duplicative obligations on Appointed Representatives under Broker-Dealer’s AML program and also integrated into VIAC’s program.

Under the Bank Secrecy Act, as amended by and Section 352 of the Patriot Act, the Department of the Treasury has issued final rules obligating VIAC (a) to establish AML Programs with respect to “Covered Products” as defined in the rule, (b) to report suspicious transactions with respect to “Covered Products,” and (c) to integrate Insurance Companies’ agents and brokers, including registered representatives of Broker-Dealer that are appointed as agents of VIAC that sell “Covered Products,” into their AML Programs (for purposes of this section only registered representatives of BrokerDealer that are appointed as agents of VIAC are hereinafter referred to as “Appointed Representatives”).

(a)
Representation regarding AML Programs. Broker-Dealer, Distributor and VIAC warrant and represent that they have implemented AML Programs reasonably calculated to comply with the Patriot Act and the rules and regulations promulgated.

(b)	Integration of Broker-Dealer’s Registered Representatives into VIAC’s AML Programs.

(i)	For purposes of this provision, the term “Covered Products” means all Contracts solicited, sold and/or serviced under this Agreement.

(ii)
Broker-Dealer hereby represents and warrants to Insurance Companies (i) that it has implemented policies and procedures reasonably calculated to comply with FINRA Rule 3011, (ii) that these policies and procedures provide for, among other things, training of all registered representatives, including Appointed Representatives, in accordance with FINRA Rule 3011(e) and FINRA Notice to Members 02-21 with respect to Contracts distributed by Broker-Dealer, and (iii) that Broker-Dealer has taken reasonable steps to ensure that registered representatives receive such training. Broker-Dealer agrees that it will provide Insurance Companies, upon reasonable request, with a description of the training provided to Appointed Representatives and evidence that its training program encompasses Appointed Representatives.

(iii)
Broker-Dealer agrees that if an Appointed Representative becomes aware of circumstances that must be reported as a suspicious transaction under applicable regulations, either the Appointed Representative or the Broker-Dealer will provide information regarding those circumstances to VIAC’s AML Officer.

(c)
Customer Identification Program. Broker-Dealer agrees that it has adopted and will continue to implement a customer identification program meeting the requirements of the Patriot Act and the CIP Rule (“Broker-Dealer CIP Program”). Broker- Dealer further agrees that Distributor may rely on the Broker-Dealer CIP Program to satisfy the requirements of the CIP rules in connection with any Registered annuity Contract or Product sold by Broker-Dealer pursuant to the Agreement on or after the effective date of this Agreement.

(d)
Certification. Broker-Dealer agrees to certify annually by the end of each calendar year that: (i) Broker-Dealer has implemented and will continue to implement an AML Program and a Broker-Dealer CIP Program and (ii) BrokerDealer will perform the specific requirements of the CIP rule for Distributor in connection with any Registered annuity Contract or Product sold by Broker-Dealer pursuant to the Agreement.

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(18)	Privacy.

The parties hereto desire to protect Customer Information and to comply as may be necessary with requirements of the Privacy Laws. The parties agree that all Customer Information that one party receives from another party is received with limitations on its use and disclosure, and further agree as follows:

(a) They are prohibited from using the Customer Information received from another party other than:

(i)	As required by law, regulation or rule; or

(ii)
To carry out the purposes for which one party discloses Customer Information to the other party under this Contract, including use under an exception permitted by Privacy Law in the ordinary course of business to carry out the purposes.

(b)
The Broker-Dealer or General Agent may disclose Customer Information to VIAC for the establishment of a consumer/ customer relationship between the customer and VIAC in order to offer its financial products and the financial products of its affiliates to customers.

(c)	VIAC may disclose Customer Information to Broker-Dealer / General Agent to service the Contract or provide other services to the customer;

(d)	Such information will be used only as permitted by Privacy Law.

(e)	Subject to the provisions of subparagraph (a) above, the parties will not disclose the Customer Information to any other person without prior written permission from the other parties.

(f)
The parties will establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control that are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other parties.

(19)	Confidentiality.

In accordance with applicable rules and regulations, the parties hereto will not disclose any non-public, confidential information. Confidential information means any information, in whatever form, that by its nature, is deemed to be confidential, when disclosed orally or in writing. Confidential information does not include information which (i) is in the public domain (ii) at or prior to the time of disclosure by the Disclosing Party was known by the Receiving Party through lawful means or through an act of a third party who is free to make such disclosure without breach of any legal obligation, (iii) at or after the time at which the disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party’s part; (iv) is developed by the Receiving Party independent of any confidential information it receives from the Disclosing Party; or is required to be disclosed by a government regulatory agency, by court order or by law and is not under seal or otherwise not subject to a confidentiality order by such agency or court. Each party may divulge Confidential Information to a third party only on a need to know basis in order for such third party to fulfill the obligations of this Agreement or as may be required by law.

Should either Party disclose confidential information to a third party, the Disclosing Party shall promptly advise the Receiving Party in writing once it becomes aware of such disclosure.

Furthermore, in addition to any indemnification provided within this Agreement and any other liability, Broker-Dealer and General Agent acknowledge that because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by Broker-Dealer and/or General Agent or their Agents, and any such breach would cause VIAC irreparable harm, Broker-Dealer and General Agent also agree that, in the event of any breach or threatened breach of this Agreement, VIAC will also be entitled, without requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or in equity to VIAC.

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(20)	Assignment.

This Agreement may not be assigned by any party hereto without the prior written consent of all other parties, and any such assignment in violation of this paragraph shall be null and void.

(21)	Modification of Agreement.

VIAC or Distributor may amend this Agreement, including any Schedules hereto, upon at least ten (10) days’ prior written notice to the Broker-Dealer or General Agent. The submission of an application for the Contracts by BrokerDealer or General Agent after the effective date of the amendment shall constitute agreement to such amendment. No amendments will be valid unless approved in writing by VIAC’s and Distributor’s duly authorized officers. Additional Agencies may be added as parties to this Agreement at any time by a written amendment signed by VIAC, Distributor, Broker-Dealer and such additional Agencies. All Agencies which are parties to this Agreement at the time of such amendment hereby consent and agree in advance to the addition of such additional Agencies.

(22)	Indemnification.

(a)
Broker-Dealer and General Agent, jointly and severally, shall indemnify and hold harmless Distributor and VIAC and each person who controls or is associated with Distributor or VIAC within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(i)	violation(s) by Broker-Dealer, General Agent, or an Agent of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of FINRA;

(ii)
any violation of laws, rules, and regulations applicable to any Covered Account that acquires or holds a Covered Product, including violations of ERISA and the prohibited transaction provisions of the IRC, along with the laws, rules and regulations cited in the Selling Agreement, the violation of which provides the basis for indemnification.

(iii)
any unauthorized use of promotional, sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker-Dealer, General Agent or an Agent;

(iv)	claims by the Agents or other agents or representatives of General Agent or Broker-Dealer for commissions or other compensation or remuneration of any type;

(v)
any failure on the part of Broker-Dealer, General Agent, or an Agent to submit Premiums or applications to VIAC, or to submit the correct amount of a Premium, on a timely basis and in accordance with this Agreement, subject to applicable law;

(vi)	any failure on the part of Broker-Dealer, General Agent, or an Agent to deliver Contracts to purchasers thereof on a timely basis and in accordance with this Agreement; or

(vii)	a breach by Broker-Dealer or General Agent of any provision of this Agreement.

This indemnification will be in addition to any liability which Broker-Dealer and General Agent may otherwise have.

(b)
Distributor and VIAC, jointly and severally, shall indemnify and hold harmless Broker-Dealer and General Agent and each person who controls or is associated with Broker-Dealer or General Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, FINRA rule or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach by Distributor or VIAC of any provision of this Agreement. This indemnification will be in addition to any liability which Distributor and VIAC, jointly and severally, may otherwise have.

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(c)
Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section of any action as to which a claim will be made against any person obligated to provide indemnification under this Section (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relive such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and  other  expenses incurred by such indemnified person in defending himself or itself.

The indemnification provisions contained in this Section shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or VIAC, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section. After receipt by a party entitled to indemnification (“indemnified party”) under this Section , if a claim in respect thereof is to be made against any person obligated to provide indemnification under this  Section  (“indemnifying  party”),  such  indemnified  party will  notify  the  indemnifying  party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so to notify the indemnifying party will not relieve it from any liability under this Section, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

(23)	Rights, Remedies, etc. are Cumulative.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

(24)	Notices.

All notices hereunder are to be made in writing and shall be given:

If to VIAC or Distributor, to:

Voya Insurance and Annuity Company
Chief Legal Counsel
1475 Dunwoody Drive
West Chester, PA 19380

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If a notification to VIAC is required under Section 14 (“Patriot Act – Anti-Money Laundering and Customer Identification Program”), such notification shall be made to:

AML Officer
Voya Insurance and Annuity Company
699  Walnut Street, Suite 1350
Des Moines, IA 50309

If to Broker-Dealer, to:

If to General Agent, to:

or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

(25)	Whole Agreement, Interpretation, Etc.

This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement.

(26)	Choice of Law, Etc.

This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Iowa without giving effect to principles of conflict of laws.

(27)	Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with FINRA Rules, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(28)	Headings.

The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(29)	Counterparts.

This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

(30)	Severability.

This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

(31)	Execution and Delivery Required.

There shall be no binding agreement between the parties hereto unless this Agreement is executed and delivered by each of such parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VIAC:
Voya Insurance and Annuity Company
Company Use Only

Name

Title

Signature

DISTRIBUTOR:
Directed Services LLC
Company Use Only

Name

Title

Signature

Broker-Dealer Name

Name

Title

Signature

General Agent Name

Name

Title

Signature

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